Exhibit 99.1

November 17, 2009
FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

OCTOBER 2009 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of October 31, 2009 served by J:COM’s 23 consolidated franchises reached approximately 3.26 million, up 343,100, or 11.8% since October 31, 2008. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 5.89 million, up 655,100 or 12.5% since October 31, 2008. The bundle ratio (average number of services received per subscribing household) increased to 1.81 as of October 31, 2009 from 1.80 as of October 31, 2008. The cable television digital migration rate as of October 31, 2009 increased to 88% from 76% as of October 31, 2008.

* Since December 2008, J:COM subscriber figures have included former Mediatti Communications, Inc. (Mediatti) six systems subscribers. City Telecom Kanagawa, Inc. which is Mediatti subsidiary system was moved onto the J:COM subscriber management system in October 2009. The impact of the integration resulted in increases of 100 high-speed Internet access subscription, 800 telephony subscription, 900 RGU total and 500 subscribing households in October.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total consolidated subsidiaries:  23 franchises; 48 systems:

	Revenue Generating Units				Total
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Subscribing Households
As of October 31, 2009	2,591,100	1,567,500	1,732,400	5,891,000	3,256,800
	Digital: 2,292,500
As of October 31, 2008	2,351,500	1,357,400	1,527,000	5,235,900	2,913,700

Net year-over-year increase	239,600	210,100	205,400	655,100	343,100

Net increase as percentage	10.2%	15.5%	13.5%	12.5%	11.8%

About Jupiter Telecommunications Co.,Ltd.
Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system and channel operator. In system operation, J:COM provides cable television, high-speed Internet access, telephony and mobile services to customers through 23 consolidated subsidiaries at the local level serving approximately 3.26 million subscribing households (as of October 31, 2009) in the Sapporo, Sendai, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is 12.54 million. In channel operation, J:COM invests in and operates 17 thematic channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media, LP and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English), visit J:COM’s website at http://www.jcom.co.jp/english.html